EXHIBIT 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

July 17, 2014	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
INCREASED SECOND QUARTER EARNINGS

Ellwood City, Pennsylvania, July 17, 2014 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2014 of $0.26 per diluted share on net income of $4.7 million as compared to earnings of $0.22 per diluted share on net income of $3.9 million for the quarter ended June 30, 2013, an 18.2% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.95% and 9.39%, respectively, for the quarter ended June 30, 2014, compared to 0.82% and 8.04% respectively, for the quarter ended June 30, 2013.

For the six month period ended June 30, 2014, the Company realized earnings of $0.51 per diluted share on net income of $9.0 million compared to earnings of $0.43 per diluted share on net income of $7.6 million for the same period in the prior year, an 18.6% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.93% and 9.19%, respectively, for the six month period ended June 30, 2014, compared to 0.80% and 7.83%, respectively, for the six months ended June 30, 2013.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the quarter and six month period ended June 30, 2014. We have been successful and prudent in managing our net interest rate margin which increased 19 basis points to 2.78% for the six months ended June 30, 2014 as compared to 2.59% for the same period last year. We continue to experience growth in our core deposits which assists in reducing our cost of funds. Our deposits have grown $77.4 million, or 6.3%, since December 2013. This growth has allowed us to decrease our wholesale borrowings and manage our cost of funds which has decreased 22 basis points to 1.08% during the six month period.”  Ms. Zuschlag continued by stating, “Management will continue to strive to grow deposits and loans and provide a sound investment return to our shareholders.” She added, “Our philosophy will continue to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers.”

Press Release

July 17, 2014

Consolidated net income increased $824,000, or 21.3%, to $4.7 million for the quarter ended June 30, 2014, compared to $3.9 million for the same period in the prior year.  This increase was primarily the result of an increase in net interest income of $1.3 million. Partially offsetting this increase to income were increases to the provision for loan losses, noninterest expense, provision for income taxes and net income attributable to the noncontrolling interest of $75,000, $220,000, $126,000 and $28,000, respectively.  The increase in net interest income for the quarter ended June 30, 2014 was primarily the result of a decrease in interest expense of $969,000 and an increase in interest income of $314,000.

Consolidated net income increased $1.4 million, or 19.1%, to $9.0 million for the six months ended June 30, 2014, compared to $7.6 million for the same period in the prior year.  This increase was primarily the result of an increase net interest income of $2.5 million, and decreases to provision for loan losses and net income attributable to the noncontrolling interest of $165,000 and $185,000, respectively. These increases to net income were partially offset by a decrease to noninterest income of $644,000 and increases to noninterest expense and provision for income taxes of $234,000 and $495,000, respectively. The increase in net interest income for the six months ended June 30, 2014 was primarily the result of a decrease in interest expense of $2.4 million and a slight increase in interest income of $59,000.

Noninterest expense for the quarter ended June 30, 2014, as compared to June 30, 2013, increased by $220,000, or 3.0%, primarily due to increases in compensation and employee benefits of $247,000.

Noninterest income for the six month period ended June 30, 2014, as compared to June 30, 2013, decreased by $644,000, or 16.9%. The decrease was primarily the result of a decrease in net realized gain on the sale of securities of $179,000, as well as a decrease in the fair value of the Company’s interest rate caps of approximately $657,000 when compared to the six-month period ended June 30, 2013. Additionally the Company incurred impairment losses on investment securities of $193,000 for the six months ended June 30, 2014.   Partially offsetting these losses was an increase of approximately $184,000 to income from joint ventures. Noninterest expense for the six-month period ended June 30, 2014, as compared to the six months ended June 30, 2013, increased by $234,000, or 1.6%, primarily due to increases in compensation and employee benefits of $461,000, which was partially offset by decreases in federal deposit insurance premiums, data processing and other expense of $64,000, $34,000 and $90,000, respectively.  The decrease to other expenses was primarily due to reduced operating costs at the Company’s real estate owned (REO) properties.

The Company’s total assets increased by $33.5 million, or 1.8%, during the period to $1.94 billion at June 30, 2014 from $1.91 billion at December 31, 2013. This increase resulted primarily from increases in, securities available for sale, loans receivable, real estate acquired through foreclosure and securities receivable of $30.3 million, or 2.9%, $13.7 million, or 2.0%, $164,000, or 8.3%, and $58,000, or 8.9%,  respectively, partially offset by decreases to cash and cash equivalents, FHLB stock,  premises and equipment, real estate held for investment, intangible assets, bank owned life insurance and prepaid expenses and other assets of $1.3 million, or 8.3%, $1.3 million, or 8.6%, $299,000, or 2.3%, $2.0 million, or 25.7%, $64,000, or 50.4% $360,000, or 1.2%, and $5.4 million, or 40.6%, respectively. Total non-performing assets were $11.1 million at June 30, 2014 and $10.8 million at December 31, 2013 and non-performing assets to total assets were 0.57% at June 30, 2014 and 0.56% at December 31, 2013. The Company’s total liabilities increased $16.0 million, or 0.9%, to $1.74 billion at June 30, 2014. The increase resulted primarily from an increase in deposits of $77.4 million, or 6.3%, partially offset by a decrease in borrowings of $62.7 million, or 13.1%. Total stockholders’ equity increased $17.5 million, or 9.4%, to $203.3 million at June 30, 2014, from $185.8 million at December 31, 2013.  The increase to stockholders’ equity was primarily the result of increases in retained earnings of $5.4 million, or 5.6%, accumulated other comprehensive income (AOCI) of $11.0 million, or 237.4%, and decreases in treasury stock of $360,000, or 2.1%, and unearned employee stock ownership plan shares of $489,000, or 23.1%.

Press Release

July 17, 2014

The increase to AOCI is a reflection of an increase of $10.8 million to unrealized gain on securities as a result of a decrease of approximately 50 basis points in the ten year Treasury for the six months ended June 30, 2014.  Average stockholders’ equity to average assets was 10.11%, and book value per share was $11.45 at June 30, 2014 compared to 9.96% and $10.48, respectively, at December 31, 2013.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF.” We make available on our website, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our website.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

July 17, 2014

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts) (unaudited)

OPERATIONS DATA:
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013

Interest income	$16,322	$16,008	$32,494	$32,435
Interest expense	4,524	5,493	9,255	11,669

Net interest income	11,798	10,515	23,239	20,766
Provision for loan losses	150	75	60	225
Net interest income after provision for
loan losses	11,648	10,440	23,179	20,541
Noninterest income	1,886	1,896	3,165	3,809
Noninterest expense	7,674	7,454	14,901	14,667
Income before provision
for income taxes	5,860	4,882	11,443	9,683
Provision for income taxes	1,082	956	2,262	1,767

Net income	4,778	3,926	9,181	7,916
Less: Net income attributable to noncontrolling interest	78	50	141	326
Net income attributable to ESB Financial Corporation	$4,700	$3,876	$9,040	$7,590

Net income per share:
Basic	$0.27	$0.22	$0.51	$0.44
Diluted	$0.26	$0.22	$0.51	$0.43

Net interest margin	2.79%	2.63%	2.78%	2.59%
Annualized return on average assets	0.95%	0.82%	0.93%	0.80%
Annualized return on average equity	9.39%	8.04%	9.19%	7.83%

FINANCIAL CONDITION DATA:
			As of:
			06/30/14	12/31/13

Total assets			$1,940,450	$1,906,917
Cash and cash equivalents			14,868	16,214
Total investment securities			1,093,354	1,063,016
Loans receivable, net			709,373	695,636
Customer deposits			1,300,163	1,222,767
Borrowed funds (includes subordinated debt)			414,529	477,227
Stockholders' equity			203,334	185,843
Book value per share			$11.45	$10.48

Average equity to average assets			10.11%	9.96%
Allowance for loan losses to total loans			0.94%	0.95%
Non-performing assets to total assets			0.57%	0.56%
Non-performing loans to total loans			1.23%	1.22%